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[LOGO OF BUILDING ONE APPEARS HERE]
                                                                  Exhibit (a) 13


For immediate release  April 23, 1999                      Release No.    99-010

BUILDING ONE SERVICES CORPORATION
(NASDAQ - "BOSS")                   Company
                                    Contact: Timothy Clayton
                                             Building One Services Corporation
                                             202-261-6000
                                             tclayton@buyr.com
                                    Media
                                    Contact: Bill Snethen
                                             RMR & Associates
                                             301-217-0009 ext. 34
                                             bsnethen@rmr.com

            BUILDING ONE SERVICES CORPORATION ANNOUNCES PRICING OF $200 MILLION OF SENIOR SUBORDINATED NOTES AND EXTENSION
                                OF TENDER OFFER

 .  10 1/2% Interest Rate on Senior Subordinated Notes

 .  Expiration Date of Tender Offer Extended to 11:59 p.m. New York City time on
   April 29, 1999

Washington, DC (April 23, 1999) -- Building One Services Corporation (NASDAQ:
BOSS) announced today that it has signed a purchase agreement for the issuance of $200 million aggregate principal amount of its 10 1/2% Senior Subordinated
Notes due 2009 to yield 10 7/8%.   The proceeds of the Notes will be used to
fund a portion of the Company's tender offer for up to 25.5 million shares of its common stock at a purchase price of $22.50 per share.

Consistent with the views of the staff of the Securities and Exchange Commission, the Company has also extended the expiration date of its tender offer to 11:59 p.m. New York City time on April 29, 1999. The Company will complete the sale of the $200 million of Senior Subordinated Notes, the sale of the $100 million of Convertible Junior Subordinated Notes to an affiliate of Apollo Management, L. P., and the execution of a $350 million credit facility being provided by a syndicate of banks led by Bankers Trust Company on the morning of April 30, 1999.

Employees holding stock options of the Company and participants in the Company's employee stock purchase plan will have until 11:59 p.m. on April 27, 1999 to instruct the plan administrator to tender their options or their shares of stock.

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BUILDING ONE SERVICES CORPORATION
________________________________________________________________________
Press Release 99-010
Page 2

As of 2:00 p.m. on April 23, 1999, stockholders holding 43,048,154 shares of the Company's outstanding common stock and 1,272,154 shares underlying employee stock options have been tendered.

The depositary for the tender offer is Harris Trust Company of New York (call collect: 212/701-7624) and the information agent is MacKenzie Partners, Inc. (call toll free: 800/322-2885).

Building One Services Corporation is a leader in the facilities services industry and has a corporate goal of becoming a national single-source provider of facilities services. Facility services companies provide many products and services needed for the routine operation and maintenance of a building. Building One currently has annualized revenues of approximately $1.5 billion and has operations in the electrical, mechanical and janitorial segments of the facilities services industry.

This press release and our other public documents contain forward-looking statements. Such statements relate to, among others things, the anticipated closing of the tender offer and the financing related to the tender offer. Any or all of our forward-looking statements in this press release or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, without limitation, the following: the volatility of the financial markets; the risks associated with significant indebtedness that we may incur in our proposed tender offer, the dependence on key personnel of the Company and hourly wage and technical employees; risks related to the Company's consolidation strategy, its ability to complete acquisitions and the continuing consolidation in the industry; the ability to integrate acquisitions; risks related to acquisition financing, including potential dilution; possible significant amortization charges; exposure to downturns in commercial and industrial construction; substantial competition; and other factors affecting the Company's prospects described in the Company's most recent prospectus filed with the Securities and Exchange Commission on March 16, 1999 and in its other public filings.